

February 14, 2007

Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Large Cap Growth Fund	**6.25%**	**9.54%**	**10.63%**	**3.50%**	**5.43%**	**11.06%**
Russell 1000® Growth Index	5.93	9.08	6.87	2.69	5.44	11.94

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 12/31/06):	$106.9 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 9/2/82
Ticker Symbol:	SNIGX
Sit Fund Number:	2
CUSIP Number:	829797-10-9
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.
- Lead portfolio manager has been at the helm of this Fund since inception over 24 years ago.

Risk-Reward Spectrum


LOW RISK
LOW RETURN
HIGH RISK
HIGH RETURN

Fund Management

Eugene C. Sit, CFA
- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Peter L. Mitchelson, CFA
- 38 Years of industry experience.

Roger J. Sit
- 16 Years of industry experience.

Ronald D. Sit, CFA
- 22 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- Cisco Systems, Inc.
- General Electric Co.
- Citigroup, Inc.
- Microsoft Corp.
- Franklin Resources Inc.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Large Cap Growth Fund	**6.25%**	**9.54%**	**10.63%**	**3.50%**	**5.43%**	**11.06%**
Russell 1000® Growth Index	5.93	9.08	6.87	2.69	5.44	11.94

*Not Annualized; **Inception Date of 9/2/82


Sit Large Cap Growth Fund
Russell 1000® Growth Index
14%
12%
10%
8%
6%
4%
2%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1981	1982	1983	1984	1985	1986	1987
Sit Large Cap Growth Fund	**4.90%**	**36.18%**	**12.94%**	**5.44%**	**23.48%**	**21.83%**	**5.32%**
Russell 1000® Growth Index	4.23	24.45	15.98	-0.95	32.85	15.36	5.31
	1988	**1989**	**1990**	**1991**	**1992**	**1993**	**1994**
Sit Large Cap Growth Fund	**5.33%**	**32.02%**	**-2.37%**	**32.72%**	**4.94%**	**3.15%**	**2.83%**
Russell 1000® Growth Index	11.27	35.92	-0.26	41.16	5.01	2.90	2.66
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Large Cap Growth Fund	**31.66%**	**23.05%**	**31.70%**	**30.56%**	**33.41%**	**-13.84%**	**-27.70%**
Russell 1000® Growth Index	37.18	23.12	30.48	38.72	33.16	-22.43	-20.42
	2002	**2003**	**2004**	**2005**	**2006**		
Sit Large Cap Growth Fund	**-30.58%**	**26.34%**	**12.79%**	**9.59%**	**9.54%**		
Russell 1000® Growth Index	-27.89	29.76	6.30	5.27	9.08		


60%
40%
20%
0%
-20%
-40%
Sit Large Cap Growth Fund
Russell 1000® Growth Index
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


$28,000
$26,000
$24,000
$22,000
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
Sit Large Cap Growth Fund
Russell 1000® Growth Index
12/31/1996
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006

The sum of $10,000 invested on 12/31/96 and held until 12/31/06 would have grown to $16,970 in the Fund or $16,992 in the Russell 1000® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Large Cap Growth Fund

Ticker: SNIGX

Fund Type: Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets
5.8%
Finance
15.3%
Sectors Less than 5.0%
20.7%
Electronic Technology
10.7%
Consumer Services
5.7%
Health Technology
10.4%
Retail Trade
6.1%
Energy Minerals
7.8%
Producer Manufacturing
9.4%
Technology Services
8.1%

Top Stock Holdings

as of December 31, 2006

Company	% of Net Assets
Cisco Systems, Inc.	2.7%
General Electric Co.	2.6
Citigroup, Inc.	2.4
Microsoft Corp.	2.1
Franklin Resources Inc.	2.0
Goldman Sachs Group, Inc.	1.9
Schlumberger, Ltd.	1.9
Genentech, Inc.	1.9
Crown Castle Intl Corp.	1.9
PepsiCo, Inc.	1.9
Number of Holdings: 85	Top 10: 21.4%

Complete List of Holdings

Holdings as of December 31, 2006.

Daily Prices

Account Access

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February 14, 2007

Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**7.70%**	**9.56%**	**13.90%**	**5.99%**	**6.22%**	**13.65%**
Russell Midcap® Growth Index	6.94	10.65	12.72	8.21	8.61	--

*Not Annualized; **Inception Date of 9/2/82

About the Fund

Net Assets (as of 12/31/06):	$191.3 Million
Inception Date:	9/2/82
Lead Manager Tenure:	Since 9/2/82
Ticker Symbol:	NBNGX
Sit Fund Number:	1
CUSIP Number:	829796-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.
- Lead portfolio manager has been at the helm of this Fund since inception over 24 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Eugene C. Sit, CFA

- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Kent L. Johnson, CFA

- 17 Years of industry experience.

Robert W. Sit, CFA

- 15 Years of industry experience.

Matthew T. Loucks, CFA

- 11 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- Celgene Corp.
- Coach, Inc.
- XTO Energy, Inc.
- Affliated Managers Group, Inc.
- Cognizant Tech. Solutions Corp.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.



February 14, 2007

Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Average Annual Returns

as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Mid Cap Growth Fund	**7.70%**	**9.56%**	**13.90%**	**5.99%**	**6.22%**	**13.65%**
Russell Midcap® Growth Index	6.94	10.65	12.72	8.21	8.61	N/A

*Not Annualized; **Inception Date of 9/2/82


Sit Mid Cap Growth Fund
Russell Mid Cap™ Growth Index
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year

as of December 31, 2006

	1981	1982	1983	1984	1985	1986	1987
Sit Mid Cap Growth Fund	**6.10%**	**64.15%**	**26.75%**	**-3.20%**	**43.65%**	**10.33%**	**5.50%**
Russell Midcap® Growth Index	N/A	N/A	N/A	N/A	N/A	17.55	2.76
	1988	**1989**	**1990**	**1991**	**1992**	**1993**	**1994**
Sit Mid Cap Growth Fund	**9.77%**	**35.15%**	**-2.04%**	**65.50%**	**-2.14%**	**8.55%**	**-0.47%**
Russell Midcap® Growth Index	12.92	31.49	-5.13	47.03	8.71	11.19	-2.16
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Mid Cap Growth Fund	**33.64%**	**21.87%**	**17.70%**	**6.84%**	**70.65%**	**-4.35%**	**-33.39%**
Russell Midcap® Growth Index	33.98	17.48	22.54	17.87	51.29	-11.75	-20.15
	2002	**2003**	**2004**	**2005**	**2006**		
Sit Mid Cap Growth Fund	**-34.64%**	**38.51%**	**17.02%**	**15.27%**	**9.56%**		
Russell Midcap® Growth Index	-27.41	42.71	15.48	12.10	10.65		


75%
50%
25%
0%
-25%
-50%
Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
1981
1982
1983
1984
1985
1986
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000

as of December 31, 2006


$28,000
$26,000
$24,000
$22,000
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
Sit Mid Cap Growth Fund
Russell Mid-Cap™ Growth Index
12/31/1996
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006

The sum of $10,000 invested on 12/31/96 and held until 12/31/06 would have grown to $18,291 in the Fund or $22,850 in the Russell Mid Cap® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Mid Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.



February 14, 2007

Mid Cap Growth Fund

Ticker: NBNGX

Fund Type: Mid Cap Growth

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets
5.1%
Health Technology
15.2%
Sectors Less Than 5.0%
20.9%
Technology Services
13.0%
Retail Trade
5.0%
Industrial Services
5.5%
Finance
11.3%
Energy Minerals
5.5%
Producer Manufacturing
7.4%
Electronic Technology
11.1%

Top Stock Holdings

as of December 31, 2006

Company	% of Net Assets
Celgene Corp.	4.1%
Coach, Inc.	3.1
XTO Energy, Inc.	2.2
Affliated Managers Group, Inc.	2.1
Cognizant Tech. Solutions Corp.	2.0
Precision Castparts Corp.	1.9
TCF Financial Corp.	1.8
Adobe Systems, Inc.	1.7
Broadcom Corp.	1.6
Ace, Ltd.	1.6
Number of Holdings: 87	Top 10: 22.1%

Complete List of Holdings

Holdings as of December 31, 2006.



February 14, 2007

Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Performance

Average Annual Returns As of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Small Cap Growth	**7.31%**	**7.99%**	**10.98%**	**6.30%**	**9.02%**	**13.02%**
Russell 2000® Growth Index	8.76	13.34	10.50	6.93	4.88	7.76

*Not Annualized; **Inception Date of 7/1/94

About the Fund

Net Assets (as of 12/31/06):	$99.2 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SSMGX
Sit Fund Number:	10
CUSIP Number:	82980D-30-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Eugene C. Sit, CFA
- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Kent L. Johnson, CFA
- 17 Years of industry experience.

Matt T. Loucks, CFA
- 11 Years of industry experience.

Robert W. Sit, CFA
- 15 Years of industry experience.

Michael J. Stellmacher, CFA
- 15 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- Frontier Oil Corp.
- Celgene Corp.
- Equitable Resources, Inc.
- Affliated Managers Group, Inc.
- Coach, Inc.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.



February 14, 2007

The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Small Cap Growth Fund	**7.31%**	**7.99%**	**10.98%**	**6.30%**	**9.02%**	**13.02%**
Russell 2000® Growth Index	8.76	13.34	10.50	6.93	4.88	7.76

*Not Annualized; **Inception Date of 7/1/94


Sit Small Cap Growth Fund
Russell 2000® Growth Index
16%
12%
8%
4%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1994	1995	1996	1997	1998	1999	2000
Sit Small Cap Growth Fund	**11.57%**	**52.16%**	**14.97%**	**7.63%**	**1.97%**	**108.63%**	**6.25%**
Russell 2000® Growth Index	8.52	31.04	11.26	12.94	1.24	43.10	-22.44
	2001	**2002**	**2003**	**2004**	**2005**	**2006**	
Sit Small Cap Growth Fund	**-28.19%**	**-26.22%**	**34.57%**	**6.79%**	**18.52%**	**7.99%**	
Russell 2000® Growth Index	-9.24	-30.27	48.53	14.31	4.15	13.34	


Sit Small Cap Growth Fund
Russell 2000® Growth Index
120%
80%
40%
0%
-40%
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


Sit Small Cap Growth Fund
Russell 2000® Growth Index
$34,000
$31,000
$28,000
$25,000
$22,000
$19,000
$16,000
$13,000
$10,000
$7,000
12/31/1996
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006

The sum of $10,000 invested on 12/31/96 and held until 12/31/06 would have grown to $23,707 in the Fund or $16,103 in the Russell 2000® Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Small Cap Growth Fund primarily invests in stocks of small-and mid-sized companies. Such companies may be subject to more abrupt or erratic market movements than stocks of larger, more established companies.

Daily Prices
Account Access
Contact Us

Search

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February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Small Cap Growth Fund

Ticker: SSMGX

Fund Type: Small Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets 1.2%
Health Technology 18.9%
Electronic Technology 14.0%
Industrial Services 9.7%
Technology Services 9.5%
Producer Manufacturing 7.8%
Energy Minerals 7.1%
Health Services 6.9%
Finance 6.1%
Sectors less than 4.0% 18.8%

Top Stock Holdings

as of December 31, 2006

Company	% of Net Assets
Frontier Oil Corp.	2.6%
Celgene Corp.	2.5
Equitable Resources, Inc.	2.2
Affiliated Managers Group, Inc.	2.1
Coach Inc.	2.0
UTI Worldwide	1.9
URS Corp.	1.9
Southwestern Energy Co.	1.8
SBA Communications Corp.	1.7
Citrix Systems, Inc.	1.6
Number of Holdings: 93	Top 10: 20.4%

Complete List of Holdings

Holdings as of December 31, 2006.

Daily Prices
Account Access
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Science and Technology Growth Fund

Ticker: SISTX

Fund Type: Sector-Technology



February 14, 2007

Daily Prices
Account Access
Contact Us

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Since Inception**
Sit Science and Tech Growth Fund	**6.12%**	**1.80%**	**4.32%**	**-2.45%**	**1.16%**
NYSE Arca Tech 100 Index	5.63	4.68	7.88	4.96	13.03

*Not Annualized; **Inception Date of 12/31/97

About the Fund

Net Assets (as of 12/31/06):	$12.5 Million
Inception Date:	12/31/97
Lead Manager Tenure:	Since 12/31/97
Ticker Symbol:	SISTX
Sit Fund Number:	14
CUSIP Number:	82980D-50-9
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.
- Lead portfolio manager has been at the helm of this Fund since inception over eight years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Eugene C. Sit, CFA

- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Robert W. Sit, CFA

- 15 Years of industry experience.

Matthew T. Loucks, CFA

- 11 Years of industry experience.

Mark A. Pepper

- 10 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- Cisco Systems, Inc.
- Google, Inc.
- Apple Computer, Inc.
- Genentech, Inc.
- Celgene Corp.

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The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Science and Technology Growth Fund primarily invests in companies involved in the technology sector. An investment in this Fund may involve a greater degree of risk than an investment in mutual funds with greater diversification.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Science and Technology Growth Fund

Ticker: SISTX

Fund Type: Sector-Technology

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us

Search
Go

E-Mail Updates
Enter your e-mail address to receive information about the Sit Mutual Funds.
Subscribe

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Since Inception**
Sit Science and Technology Growth Fund	**6.12%**	**1.80%**	**4.32%**	**-2.45%**	**1.16%**
NYSE Arca Tech 100 Index	5.63	4.68	7.88	4.96	13.03

*Not Annualized; **Inception Date of 12/31/97


Sit Science and Technology Growth Fund
NYSE Arca Tech 100 Index
16%
12%
8%
4%
0%
-4%
Three Month
One Year
Three Year
Five Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1998	1999	2000	2001	2002
Sit Science and Technology Growth Fund	**38.40%**	**85.98%**	**-6.55%**	**-47.78%**	**-44.45%**
NYSE Arca Tech 100 Index	54.60	116.40	-16.22	-15.59	-33.33
	2003	**2004**	**2005**	**2006**	
Sit Science and Technology Growth Fund	**40.09%**	**7.39%**	**3.83%**	**1.80%**	
NYSE Arca Tech 100 Index	52.14	11.73	7.36	4.68	


Sit Science and Technology Growth Fund
NYSE Arca Tech 100 Index
120%
80%
40%
0%
-40%
-80%
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


Sit Science and Technology Fund
NYSE Arca Tech 100 Index
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
12/31/1997
12/31/2006

The sum of $10,000 invested at inception (12/31/97) and held until 12/31/06 would have grown to $11,095 in the Fund or $30,132 in the NYSE Arca Tech 100 Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Science and Technology Growth Fund primarily invests in companies involved in the technology sector. An investment in this Fund may involve a greater degree of risk than an investment in mutual funds with greater diversification.

Science and Technology Growth Fund

Ticker: SISTX

Fund Type: Sector-Technology



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of December 31, 2006


Cash & Other Net Assets 0.4%
Technology Services 29.1%
Electronic Technology 37.6%
Producer Manufacturing 2.4%
Consumer Durables 0.7%
Health Technology 29.8%

Top Stock Holdings
as of December 31, 2006

Company	% of Net Assets
Cisco Systems, Inc.	5.7%
Google, Inc.	4.8
Apple Computer, Inc.	3.9
Genentech, Inc.	3.2
Celgene Corp.	3.1
Agilent Technologies Inc.	2.5
Hewlett-Packard Co.	2.3
SAP, A.D.R.	2.3
Broadcom Corp	2.3
Qualcomm, Inc.	2.2
Number of Holdings: 64	Top 10: 32.4%

Complete List of Holdings

Holdings as of December 31, 2006.

Daily Prices

Account Access

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February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit International Growth Fund	**8.40%**	**18.19%**	**15.25%**	**6.69%**	**2.43%**	**5.82%**
Morgan Stanley EAFE Growth Index	9.40	22.33	17.18	12.27	5.07	5.27

*Not Annualized; **Inception Date of 11/1/91

About the Fund

Net Assets (as of 12/31/06):	$37.3 Million
Inception Date:	11/1/91
Lead Manager Tenure:	Since 11/1/91
Ticker Symbol:	SNGRX
Sit Fund Number:	6
CUSIP Number:	82980D-10-3
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks long-term growth.
- Lead portfolio manager has been at the helm of this Fund since inception over 14 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Eugene C. Sit, CFA
- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Roger J. Sit
- 16 Years of industry experience.

Janet K. Kinzler
- 13 Years of industry experience.

Tasha M. Murdoff
- 11 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- BHP Billiton Ltd.
- Rio Tinto, A.D.R.
- Veolia Environment
- Sumitomo Financial Group
- NII Holdings, Inc.

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us

Search
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E-Mail Updates
Enter your e-mail address to receive information about the Sit Mutual Funds.
Subscribe

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit International Growth Fund	**8.40%**	**18.19%**	**15.25%**	**6.69%**	**2.43%**	**5.82%**
MSCI EAFE Growth Index	9.40	22.33	17.18	12.27	5.07	5.27

*Not Annualized; **Inception Date of 11/1/91


Sit International Growth Fund
MSCI EAFE Growth Index
25%
20%
15%
10%
5%
0%
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1991	1992	1993	1994	1995	1996
Sit International Growth Fund	**4.10%**	**2.69%**	**48.37%**	**-2.99%**	**9.36%**	**10.31%**
MSCI EAFE Growth Index	1.41	-13.01	25.14	4.52	11.38	3.46
	1997	**1998**	**1999**	**2000**	**2001**	**2002**
Sit International Growth Fund	**4.81%**	**18.95%**	**50.77%**	**-26.66%**	**-33.26%**	**-29.84%**
MSCI EAFE Growth Index	2.11	22.21	29.46	-24.51	-24.58	-16.02
	2003	**2004**	**2005**	**2006**		
Sit International Growth Fund	**28.70%**	**12.97%**	**14.67%**	**18.19%**		
MSCI EAFE Growth Index	31.99	16.12	13.28	22.33		


Sit International Growth Fund
MSCI EAFE Growth Index
60%
40%
20%
0%
-20%
-40%
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


Sit International Growth Fund
MSCI EAFE Growth Index
$20,000
$17,500
$15,000
$12,500
$10,000
$7,500
$5,000
12/31/1996
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006

The sum of $10,000 invested on 12/31/96 and held until 12/31/06 would have grown to $12,719 in the Fund or $16,402 in the MSCI EAFE Growth Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit International Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



February 14, 2007

The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

International Growth Fund

Ticker: SNGRX

Fund Type: International Large Cap Growth

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets 1.0%
Finance 27.2%
Sectors less than 5% 31.4%
Health Technology 10.0%
Retail Trade 5.2%
Producer Manufacturing 5.6%
Consumer Non-Durables 7.9%
Non-Energy Minerals 5.8%
Energy Minerals 5.9%

Portfolio Structure by Region

as of December 31, 2006


Europe
54.8%
68.2%
Asia
37.3%
31.8%
Other
6.9%
0.0%
Cash & Other Net Assets
1.0%
0.0%
MSCI EAFE Growth Index
Sit International Growth Fund
0
10
20
30
40
50
60
70
80

Top Stock Holdings

as of December 31, 2006

Company	% of Net Assets
BHP Billiton, Ltd.	3.0%
Rio Tinto, A.D.R.	2.8
Veolia Environment	2.6
Sumitomo Financial Group	2.1
NII Holdings, Inc.	2.1
Mitsubishi UFJ Financial Group, Inc.	2.1
Schlumberger, Ltd.	2.0
Novartis, A.G.	1.9
Nestle, SA	1.9
Roche Holdings, A.G.	1.8
Number of Holdings: 90	Top 10: 22.3%

Complete List of Holdings

Holdings as of December 31, 2006.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**15.50%**	**31.59%**	**27.06%**	**19.57%**	**6.91%**	**6.29%**
MSCI Emerging Markets Index	17.28	29.18	27.26	23.52	6.72	5.28

*Not Annualized; **Inception Date of 7/1/94

About the Fund

Net Assets (as of 12/31/06):	$15.8 Million
Inception Date:	7/1/94
Lead Manager Tenure:	Since 7/1/94
Ticker Symbol:	SDMGX
Sit Fund Number:	11
CUSIP Number:	82980D-40-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks to maximize long-term capital appreciation.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Eugene C. Sit, CFA
- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Roger J. Sit
- 16 Years of industry experience.

Raymond E. Sit
- 14 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- Samsung Electronics
- America Movil, A.D.R.
- Petroleo Brasliero
- Companhia Vale do Rio Doce, A.D.R.
- Hon Hai Precision, G.D.R.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.

Daily Prices
Account Access
Contact Us

Search
Go

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Enter your e-mail address to receive information about the Sit Mutual Funds.

Subscribe



February 14, 2007

Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Developing Markets Growth Fund	**15.50%**	**31.59%**	**27.06%**	**19.57%**	**6.91%**	**6.29%**
MSCI Emerging Markets Index	17.28	29.18	27.26	23.52	6.72	5.28

*Not Annualized; **Inception Date of 7/1/94


35%
28%
21%
14%
7%
0%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1994	1995	1996	1997	1998
Sit Developing Markets Growth Fund	**-2.02%**	**-4.29%**	**17.27%**	**-5.20%**	**-24.93%**
MSCI Emerging Markets Index	2.80	-6.94	3.92	-13.40	-27.52
	1999	**2000**	**2001**	**2002**	**2003**
Sit Developing Markets Growth Fund	**82.50%**	**-30.18%**	**-12.01%**	**-18.37%**	**45.96%**
MSCI Emerging Markets Index	63.70	-31.80	-4.91	-7.97	51.59
	2004	**2005**	**2006**		
Sit Developing Markets Growth Fund	**16.54%**	**33.77%**	**31.59%**		
MSCI Emerging Markets Index	22.45	30.31	29.18		


100%
50%
0%
-50%
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


$20,000
$17,500
$15,000
$12,500
$10,000
$7,500
$5,000
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index
12/31/1996
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006

The sum of $10,000 invested on 12/31/96 and held until 12/31/06 would have grown to $19,503 in the Fund or $19,161 in the MSCI Emerging Markets Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Developing Markets Growth Fund invests in international securities, which can involve different risks than U.S. investments. The risks include currency exchange fluctuations, high volatility, illiquidity and the possibility of political instability.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Developing Markets Growth Fund

Ticker: SDMGX

Fund Type: Emerging Markets

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets 1.2%
Electronic Technology 13.7%
Finance 13.5%
Communications 13.2%
Non-Energy Minerals 11.2%
Energy Minerals 10.4%
Utilities 8.4%
Retail Trade 6.3%
Consumer Services 6.2%
Sectors Less Than 5.0% 15.9%

Portfolio Structure by Region

as of December 31, 2006


Asia 62.6% 52.8%
Latin America 24.6% 19.8%
Europe 6.0% 15.6%
Africa/Middle East 4.5% 11.8%
North America 1.1% 0.0%
Cash & Other Net Assets 1.2% 0.0%
0 10 20 30 40 50 60 70
Sit Developing Markets Growth Fund
MSCI Emerging Markets Index

Top Stock Holdings

as of December 31, 2006

Company	% of Net Assets
Samsung Electronics	4.5%
America Movil S A De C V Adr	3.1
Petroleo Brasliero	3.0
Companhia Vale do Rio Doce, A.D.R.	2.8
Hon Hai Precision, G.D.R.	2.4
Nii Hldgs Inc	2.3
Ports Design, Ltd.	2.2
Anglo American p.l.c.	2.2
India Fund	2.0
Wal-Mart de Mexico	2.0
Number of Holdings: 77	Top 10: 26.5%

Complete List of Holdings

Holdings as of December 31, 2006.

Daily Prices
Account Access
Contact Us

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February 14, 2007

Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Since Inception**
Sit Dividend Growth Class I	**5.89%**	**18.29%**	**12.79%**
S&P 500 Index	6.70	15.80	10.44
Sit Dividend Growth Class S	**5.83**	--	--
S&P 500 Index	6.70	--	--

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06, therefore there is no annualized return information avaiable for the S Class.

About the Fund

I Class Net Assets (as of 12/31/06):	$29.1 Million
S Class Net Assets (as of 12/31/06):	$2.7 Million
Inception Date:	12/31/03
Lead Manager Tenure:	Since 12/31/03
I Class Ticker Symbol:	SDVGX
I Class Sit Fund Number:	15
I Class CUSIP Number:	82980D-70-7
I Class Minimum Investment Amount:	$100,000
I Class Minimum IRA Investment Amount:	$2,000
S Class Ticker Symbol:	SDVSX
S Class Sit Fund Number:	17
S Class CUSIP Number:	82980D-80- 6
S Class Minimum Investment Amount:	$5,000
S Class Minimum IRA Investment Amount:	$2,000

Fund Management

Eugene C. Sit, CFA
- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Roger J. Sit
- 16 Years of industry experience.

Kent L. Johnson, CFA
- 17 Years of industry experience.

Michael J. Stellmacher, CFA
- 15 Years of industry experience.

Click for Full Biographies

Fund Facts

- The Fund primarily seeks to provide current income that exceeds the dividend yield of the S&P 500 Index and that grows over a period of years. Secondarily the Fund seeks long-term capital appreciation.
- Lead portfolio manager has been at the helm of this Fund since inception in 2003.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Top Five Stock Holdings

as of December 31, 2006

- General Electric Co.
- Citigroup, Inc.
- Kayne Anderson MLP
- Marathon Oil Corp.
- United Technologies Corp.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Average Annual Returns

as of December 31, 2006

	Three Month*	One Year	Three Year	Since Inception**
Sit Dividend Growth Class I	**5.89%**	**18.29%**	**12.79%**	**12.79%**
S&P 500 Index	6.70	15.80	10.44	10.44
Sit Dividend Growth Class S	**5.83**	--	--	--
S&P 500 Index	6.70	--	--	--

*Not Annualized; **I Class Inception Date of 12/31/03, S Class Inception Date of 3/31/06, therefore there is no annualized return information avaiable for the S Class.


20%
16%
12%
8%
4%
0%
Sit Dividend Growth Class I
S&P 500 Index
Three Month
One Year
Three Year
Since Inception

Total Return by Calendar Year

as of December 31, 2006

	2004	2005	2006
Sit Dividend Growth Class I	**10.91%**	**9.41%**	**18.29%**
S&P 500 Index	10.88	4.91	15.80


20%
16%
12%
8%
4%
0%
Sit Dividend Growth Class I
S&P 500 Index
2004
2005
2006

Growth of $10,000

as of December 31, 2006


$15,000
$14,000
$13,000
$12,000
$11,000
$10,000
$9,000
Sit Dividend Growth Class I
S&P 500 Index
12/31/2003
12/31/2006

The sum of $10,000 invested at inception (12/31/03) and held until 12/31/06 would have grown to $14,355 in the Fund's Class I or $13,470 in the S&P 500 Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

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Dividend Growth Fund

I Class Ticker: SDVGX
S Class Ticker: SDVSX

Fund Type: Equity Income



February 14, 2007

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The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets
2.7%
Finance
23.2%
Sectors Less Than 3.7%
20.4%
Process Industries
3.7%
Utilities
4.0%
Technology Services
4.6%
Energy Minerals
8.6%
Consumer Non-Durables
8.8%
Health Technology
11.6%
Producer Manufacturing
12.4%

Top Stock Holdings

as of December 31, 2006

Company	% of Net Assets
General Electric Co.	3.9%
Citigroup, Inc.	2.6
Kayne Anderson MLP Invest. Co.	2.3
Marathon Oil Corp.	2.3
United Technologies Corp.	2.2
Wells Fargo Co.	2.2
Total S.A.	2.0
Johnson & Johnson, Inc.	2.0
JP Morgan Chase & Co.	2.0
Alliance Capital Mgmt. Hldg., LP	2.0
Number of Holdings: 86	Top 10: 23.7%

Complete List of Holdings

Holdings as of December 31, 2006.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**4.76%**	**7.88%**	**8.20%**	**4.21%**	**6.09%**	**7.67%**
S&P 500 Index	6.70	15.80	10.44	6.19	8.42	10.91
Lehman Aggregate Bond Index	1.24	4.33	3.70	5.06	6.24	6.18

*Not Annualized; **Inception Date of 12/31/93

About the Fund

Net Assets (as of 12/31/06):	$12.0 Million
Inception Date:	12/31/93
Lead Manager Tenure:	Since 12/31/93
Ticker Symbol:	SIBAX
Sit Fund Number:	9
CUSIP Number:	82980D-20-2
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks long-term capital growth consistent with preservation of principal and seeks to provide shareholders with regular income.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Eugene C. Sit, CFA
- Founded Sit Investment Associates in 1981.
- 44 Years of industry experience.

Peter L. Mitchelson, CFA
- 38 Years of industry experience.

Bryce A. Doty, CFA
- 16 Years of industry experience.

Click for Full Biographies

Top Five Stock Holdings

as of December 31, 2006

- General Electric Co.
- Microsoft Corp.
- Cisco Systems, Inc.
- Citigroup, Inc.
- Schlumberger, Ltd.

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Distribution Rate
as of December 31, 2006

	12-Month Distribution Rate
Sit Balanced Fund	2.22%

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Balanced Fund	**4.76%**	**7.88%**	**8.20%**	**4.21%**	**6.09%**	**7.67%**
S&P 500 Index	6.70	15.80	10.44	6.19	8.42	10.91
Lehman Aggregate Bond Index	1.24	4.33	3.70	5.06	6.24	6.18

*Not Annualized; **Inception Date of 12/31/93


16%
12%
8%
4%
0%
Sit Balanced Fund
S&P 500 Index
Lehman Aggregate Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1994	1995	1996	1997	1998	1999	2000
Sit Balanced	**-0.33%**	**25.43%**	**15.80%**	**21.73%**	**21.30%**	**20.15%**	**-4.80%**
S&P 500 Index	1.32	37.58	22.96	33.36	28.58	21.04	-9.11
Lehman Aggregate Bond Index	-2.92	18.47	3.63	9.65	8.69	-0.82	11.63

	2001	2002	2003	2004	2005	2006
Sit Balanced	**-12.99%**	**-18.59%**	**19.20%**	**9.22%**	**7.51%**	**7.88%**
S&P 500 Index	-11.88	-22.10	28.68	10.88	4.91	15.80
Lehman Aggregate Bond Index	8.44	10.25	4.10	4.34	2.43	4.33


45%
30%
15%
0%
-15%
-30%
Sit Balanced
S&P 500 Index
Lehman Aggregate Bond Index
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


$24,000
$22,000
$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
Sit Balanced Fund
S&P 500 Index
Lehman Aggregate Bond Index
12/31/1996
12/31/1998
12/31/2000
12/31/2002
12/31/2004
12/31/2006

The sum of $10,000 invested on 12/31/96 and held until 12/31/06 would have grown to $18,064 in the Fund or $22,444 in the S&P 500 Index or $18,313 in the Lehman Aggregate Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

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February 14, 2007

The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Balanced Fund

Ticker: SIBAX

Fund Type: Balanced

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Other Assets & Liabilities
1.1%
Bonds
34.7%
Stocks
64.2%

Top Stock Holdings

as of December 31, 2006

Top Five Stock	% of Net Assets
General Electric Co.	2.0%
Microsoft Corp.	1.8
Cisco Systems, Inc.	1.8
Citigroup, Inc.	1.7
Schlumberger Ltd.	1.6
Number of Stocks: 80	Top Five Stock Holdings: 8.9%

Complete List of Holdings

Holdings as of December 31, 2006.

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U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit U.S. Government Securities Fund	**1.26%**	**4.13%**	**3.32%**	**3.38%**	**5.04%**	**6.61%**
Lehman Intermediate Government Index	0.89	3.84	2.62	3.92	5.48	6.77

*Not Annualized; **Inception Date of 6/2/87

About the Fund

Net Assets (as of 12/31/06):	$196.2 Million
Inception Date:	6/2/87
Lead Manager Tenure:	Since 6/2/87
Ticker Symbol:	SNGVX
Sit Fund Number:	3
CUSIP Number:	829800-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income and safety of principal
- Lead portfolio manager has been at the helm of this Fund since inception over 19 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley
- 39 Years of industry experience.

Bryce A. Doty, CFA
- 16 Years of industry experience.

Mark H. Book, CFA, CMA
- 20 Years of industry experience.

Click for Full Biographies

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

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Yields and Durations
as of December 31, 2006

	30-Day SEC Yield	12-Month Distribution Rate	Average Maturity	Effective Duration[1]
Sit U.S. Government Securities Fund	**4.87%**	**4.54%**	**22.8 Years**	**3.0 Years**

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit U.S. Government Securities Fund	**1.26%**	**4.13%**	**3.32%**	**3.38%**	**5.04%**	**6.61%**
Lehman Intermediate Government Bond Index	0.89	3.84	2.62	3.92	5.48	6.77

*Not Annualized; **Inception Date of 6/2/87


7%
6%
5%
4%
3%
2%
1%
0%
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1987	1988	1989	1990	1991	1992	1993
Sit U.S. Government Securities Fund	**6.05%**	**7.86%**	**11.04%**	**10.97%**	**12.87%**	**5.43%**	**7.34%**
Lehman Intermediate Government Bond Index	4.47	6.40	12.68	9.56	14.11	6.93	8.17
	1994	**1995**	**1996**	**1997**	**1998**	**1999**	**2000**
Sit U.S. Government Securities Fund	**1.77%**	**11.50%**	**4.99%**	**8.19%**	**6.52%**	**1.37%**	**9.15%**
Lehman Intermediate Government Bond Index	-1.75	14.41	4.06	7.72	8.49	0.49	10.47
	2001	**2002**	**2003**	**2004**	**2005**	**2006**	
Sit U.S. Government Securities Fund	**8.56%**	**5.79%**	**1.19%**	**3.35%**	**2.49%**	**4.13%**	
Lehman Intermediate Government Bond Index	8.42	9.64	2.29	2.33	1.68	3.84	


16%
12%
8%
4%
0%
-4%
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
1987
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


$40,000
$34,000
$28,000
$22,000
$16,000
$10,000
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index
6/2/1987
12/31/2006

The sum of $10,000 invested at inception (6/2/87) and held until 12/31/06 would have grown to $35,060 in the Fund or $36,112 in the Lehman Intermediate Government Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) Effective duration is a measure which reflects estimated price sensitivity to a given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Effective duratin is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

U.S. Government Securities Fund

Ticker: SNGVX

Fund Type: General U.S. Government

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation
as of December 31, 2006


Cash & Other Net Assets
1.1%
Sectors Less than 5.0%
4.8%
GNMA Pass-Through
14.2%
Collateralized Mortgage Obligations
35.4%
FHLMC Pass-Through
15.1%
FNMA Pass-Through
29.4%

Estimated Average Life Profile
as of December 31, 2006


80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
1.1%
78.1%
18.1%
1.9%
0.8%
0-1 Year
1-5 Years
5-10 Years
10-20 Years
20+ Years

Complete List of Holdings

Holdings as of December 31, 2006.

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February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Tax-Free Income Fund	**0.99%**	**3.54%**	**3.60%**	**3.87%**	**4.50%**	**5.89%**
Lehman 5-Yr Municipal Bond Index	0.62	3.34	2.33	4.05	4.69	5.80

*Not Annualized; **Inception Date of 9/29/88

About the Fund

Net Assets (as of 12/31/06):	$375.1 Million
Inception Date:	9/29/88
Lead Manager Tenure:	Since 9/29/88
Ticker Symbol:	SNTIX
Sit Fund Number:	4
CUSIP Number:	829799-10-5
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 18 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley
- 39 Years of industry experience.

Debra A. Sit, CFA
- 25 Years of industry experience.

Paul J. Jungquist, CPA, CFA
- 12 Years of industry experience.

Click for Full Biographies

Notes

Performance listed above is current to the most recent quarter-end. Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Daily Prices | Account Access | Contact Us

Search

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February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Yields and Durations
as of December 31, 2006

	30-Day SEC Yield	Tax Equivalent Yield[1]	12-Month Distribution Rate	Average Maturity	Duration to Est. Avg. Life [2]	Implied Duration[2]
Sit Tax-Free Income Fund	**4.28%**	**6.58%**	**3.90%**	**14.0 Years**	**3.9 Years**	**4.7 Years**

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Tax-Free Income Fund	**0.99%**	**3.54%**	**3.60%**	**3.87%**	**4.50%**	**5.89%**
Lehman 5-Yr Municipal Bond Index	0.62	3.34	2.33	4.05	4.69	5.80

*Not Annualized; **Inception Date of 9/29/88


6%
5%
4%
3%
2%
1%
0%
Sit Tax-Free Income Fund
Lehman 5-Yr Municipal Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1988	1989	1990	1991	1992	1993	1994
Sit Tax-Free Income Fund	**2.19%**	**8.38%**	**7.29%**	**9.25%**	**7.71%**	**10.42%**	**-0.63%**
Lehman 5-Year Municipal Bond Index	0.66	9.07	7.70	11.41	7.62	8.73	-1.28
	1995	**1996**	**1997**	**1998**	**1999**	**2000**	**2001**
Sit Tax-Free Income Fund	**12.86%**	**5.69%**	**9.87%**	**6.29%**	**-4.01%**	**8.32%**	**5.84%**
Lehman 5-Year Municipal Bond Index	11.65	4.22	6.38	5.84	0.74	7.72	6.21
	2002	**2003**	**2004**	**2005**	**2006**		
Sit Tax-Free Income Fund	**5.69%**	**2.87%**	**3.96%**	**3.30%**	**3.54%**		
Lehman 5-Year Municipal Bond Index	9.27	4.13	2.72	0.95	3.34		


16%
12%
8%
4%
0%
-4%
Sit Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
1988
1989
1990
1991
1992
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


$30,000
$26,000
$22,000
$18,000
$14,000
$10,000
Sit Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
9/29/1988
12/31/2006

The sum of $10,000 invested at inception (9/29/88) and held until 12/31/06 would have grown to $28,434 in the Fund or $28,017 in the Lehman 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 35% federal tax bracket.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

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Tax-Free Income Fund

Ticker: SNTIX

Fund Type: General Municipal Debt



February 14, 2007

Daily Prices
Account Access
Contact Us

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets 2.0%
Sectors Less Than 5.0% 11.3%
Insured 24.7%
Industrial/Pollution Control 5.5%
Education 7.7%
Other Revenue 14.3%
Hospital/Health Care Revenue 20.1%
Multifamily Mortgage 14.4%

Quality Ratings

(% of Total Net Assets)
as of December 31, 2006


Other Assets and Liabilities 2.0%
Non-Rated 14.5%
AAA 31.5%
Less Than BBB 2.6%
AA 3.0%
BBB 29.9%
A 16.5%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	0.0%	0.0%	2.2%	3.8%	7.0%	1.5%

Complete List of Holdings

Holdings as of December 31, 2006.

The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

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February 14, 2007

Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Minnesota Tax-Free Income Fund	**1.13%**	**4.92%**	**4.35%**	**4.90%**	**4.84%**	**5.21%**
Lehman 5-Yr Municipal Bond Index	0.62	3.34	2.33	4.05	4.69	4.79

*Not Annualized; **Inception Date of 12/1/93

About the Fund

Net Assets (as of 12/31/06):	$283.1 Million
Inception Date:	12/1/93
Lead Manager Tenure:	Since 12/1/93
Ticker Symbol:	SMTFX
Sit Fund Number:	7
CUSIP Number:	82979K-10-0
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal regular income tax and Minnesota regular personal income tax consistent with preservation of capital.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley
- 39 Years of industry experience.

Debra A. Sit, CFA
- 25 Years of industry experience.

Paul J. Jungquist, CPA, CFA
- 12 Years of industry experience.

Click for Full Biographies

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt

Overview | Performance | Holdings | Expenses | Management | How to Invest

Daily Prices
Account Access
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Yields and Durations

as of December 31, 2006

	30-Day SEC Yield	Tax Equivalent Yield[1]	12-Month Distribution Rate	Average Maturity	Duration to Est. Avg. Life[2]	Implied Duration[2]
Sit Minnesota Tax-Free Income	**4.31%**	**7.20%**	**4.13%**	**13.9 Years**	**4.2 Years**	**4.8 Years**

Average Annual Returns

as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Minnesota Tax-Free Income Fund	**1.13%**	**4.92%**	**4.35%**	**4.90%**	**4.84%**	**5.21%**
Lehman 5-Yr Municipal Bond Index	0.62	3.34	2.33	4.05	4.69	4.79

*Not Annualized; **Inception Date of 12/1/93


7%
6%
5%
4%
3%
2%
1%
0%
Sit Minnesota Tax-Free Income Fund
Lehman 5-Yr Municipal Bond Index
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year

as of December 31, 2006

	1993	1994	1995	1996	1997	1998	1999
Sit Minnesota Tax-Free Income Fund	**1.60%**	**0.63%**	**11.90%**	**5.89%**	**8.19%**	**6.14%**	**-3.82%**
Lehman 5-Year Municipal Bond Index	1.46	-1.28	11.65	4.22	6.38	5.84	0.74
	2000	**2001**	**2002**	**2003**	**2004**	**2005**	**2006**
Sit Minnesota Tax-Free Income Fund	**8.09%**	**5.85%**	**7.06%**	**4.42%**	**3.68%**	**4.44%**	**4.92%**
Lehman 5-Year Municipal Bond Index	7.72	6.21	9.27	4.13	2.72	0.95	3.34


12%
8%
4%
0%
-4%
Sit Minnesota Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000

as of December 31, 2006


$20,000
$18,000
$16,000
$14,000
$12,000
$10,000
$8,000
Sit Minnesota Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
12/1/1993
12/31/2006

The sum of $10,000 invested at inception (12/1/93) and held until 12/31/06 would have grown to $19,441 in the Fund or $18,439 in the Lehman 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 35% federal tax bracket and 7.85% MN tax brackets.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.

Minnesota Tax-Free Income Fund

Ticker: SMTFX

Fund Type: Minnesota Municipal Debt



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Daily Prices
Account Access
Contact Us

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets 5.5%
Sectors less than 4.0% 6.9%
Single Family Mortgage 4.7%
Industrial/Pollution Control 5.7%
ETM/Pre-REF 6.5%
Other Revenue 8.6%
Insured 8.9%
Education/Student Loan 9.2%
Hospital/Health Care Revenue 21.5%
Multifamily Mortgage Revenue 22.5%

Quality Ratings

(% of Total Net Assets)
as of December 31, 2006


Other Assets and Liabilities 5.5%
AAA 19.5%
AA 10.7%
A 10.9%
BBB 13.3%
Less Than BBB 2.6%
Not Rated* 37.5%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB	>BB
*Assessment of Non-Rated Securities	1.7%	0.8%	9.2%	17.8%	7.8%	0.2%

Complete List of Holdings

Holdings as of December 31, 2006.

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February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals

Service Professionals

Performance

Prices

Florida Tax-Free Income Fund

Ticker: SFLIX

Fund Type: Florida Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Since Inception**
Sit Florida Tax-Free Income Fund	**0.82%**	**3.82%**	**3.20%**
Lehman 5-Yr Municipal Bond Index	0.62	3.34	2.33

*Not Annualized; **Inception Date of 12/31/03

About the Fund

Net Assets (as of 12/31/06):	$3.7 Million
Inception Date:	12/31/03
Lead Manager Tenure:	Since 12/31/03
Ticker Symbol:	SFLIX
Sit Fund Number:	16
CUSIP Number:	78428C-10-3
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks high current income that is exempt from federal income tax by investing in securities that are exempt from the Florida intangibles tax.
- Lead portfolio manager has been at the helm of this Fund since inception over 2 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley
- 39 Years of industry experience.

Debra A. Sit, CFA
- 25 Years of industry experience.

Paul J. Jungquist, CPA, CFA
- 12 Years of industry experience.

Click for Full Biographies

Daily Prices

Account Access

Contact Us

Search

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E-Mail Updates

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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.



February 14, 2007

The Sit Mutual Funds
Large Cap Growth Fund
Mid Cap Growth Fund
Small Cap Growth Fund
Science and Technology Growth Fund
International Growth Fund
Developing Markets Growth Fund
Dividend Growth Fund
Balanced Fund
U.S. Government Securities Fund
Tax-Free Income Fund
Minnesota Tax-Free Income Fund
Florida Tax-Free Income Fund
Money Market Fund
Limited Distribution Funds
High Income Municipal Fund
Investment Professionals
Service Professionals
Performance
Prices

Florida Tax-Free Income Fund

Ticker: SFLIX

Fund Type: Florida Municipal Debt

Overview | Performance | Holdings | Expenses | Management | How to Invest

Daily Prices
Account Access
Contact Us

Search
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E-Mail Updates
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Yields and Durations

as of December 31, 2006

	30-Day SEC Yield	Tax Equivalent Yield[1]	12-Month Distribution Rate	Average Maturity	Duration to Est. Avg. Life [2]	Implied Duration[2]
Sit Florida Tax-Free Income Fund	**4.07%**	**6.26%**	**3.56%**	**12.4 Years**	**2.8 Years**	**3.6 Years**

Average Annual Returns

as of December 31, 2006

	Three Month*[3]	One Year	Three Year	Since Inception**
Sit Florida Tax-Free Income Fund	**0.82%**	**3.82%**	**3.20%**	**3.20%**
Lehman 5-Yr Municipal Bond Index	0.62	3.34	2.33	2.33

*Not Annualized; **Inception Date of 12/31/03


Sit Florida Tax-Free Income Fund
Lehman 5-Yr Municipal Bond Index
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Three Month
One Year
Three Year
Since Inception

Total Return by Calendar Year

as of December 31, 2006

	2004	2005	2006
Sit Florida Tax-Free Income Fund	**2.58%**	**3.22%**	**3.82%**
Lehman 5-Yr Municipal Bond Index	2.72	0.95	3.34


Sit Florida Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
4.5%
4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
2004
2005
2006

Growth of $10,000

as of December 31, 2006


Sit Florida Tax-Free Income Fund
Lehman 5-Year Municipal Bond Index
$11,200
$11,000
$10,800
$10,600
$10,400
$10,200
$10,000
$9,800
12/31/2003
12/31/2006

The sum of $10,000 invested at inception (12/31/93) and held until 12/31/06 would have grown to $10,993 in the Fund or $10,716 in the Lehman 5-Year Municipal Bond Index assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

(1) For individuals in the 35% federal tax bracket.

(2) Duration is a measure which reflects estimated price sensitivity to given change in interest rates. For example, for an interest rate change of 1.0%, a portfolio with a duration of 5 years would be expected to experience a price change of 5%. Estimated average life duration is based on current interest rates and the Adviser's assumptions regarding the expected average life of individual securities held in the portfolio. Implied duration is calculated based on historical price changes of securities held by the Fund. The Adviser believes that the portfolio implied duration is a more accurate estimate of price sensitivity provided interest rates remain within their historical range. If interest rates exceed the historical range, the estimated average life duration may be a more accurate estimate of price sensitivity.



February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Florida Tax-Free Income Fund

Ticker: SFLIX

Fund Type: Florida Municipal Debt

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Sector Allocation

as of December 31, 2006


Cash & Other Net Assets
4.1%
Sectors Less Than 5%
9.4%
ETM/PRE-REF
5.2%
Hospital/Health Care Revenue
8.9%
Insured
44.2%
Multifamily Mortgage Revenue
15.7%
Other Revenue
17.7%

Quality Ratings

(% of Total Net Assets)
as of December 31, 2006


Other Assets and Liabilities
4.1%
Not Rated*
18.1%
AAA
44.5%
BBB
14.9%
A
12.5%
AA
5.9%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

	AAA	AA	A	BBB	BB
*Assessment of Non-Rated Securities	0.0%	0.0%	0.0%	0.0%	18.1%

Complete List of Holdings

Holdings as of September 30, 2006.

Daily Prices
Account Access
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February 14, 2007

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Money Market Fund

Ticker: SNIXX

Fund Type: Money Market

Overview | Performance | Holdings | Fees/Expenses | Management | How to Invest

Performance

Average Annual Returns as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**	7-Day Yield	7-Day Effective Yield
Sit Money Market Fund	**1.21%**	**4.59%**	**2.73%**	**2.02%**	**3.48%**	**3.78%**	**4.87%**	**4.99%**
3-Month Treasury Bill	1.29	5.00	3.21	2.46	3.71	4.03		

*Not Annualized; **Inception Date of 11/1/93

About the Fund

Net Assets (as of 12/31/06):	$52.6 Million
Inception Date:	11/1/93
Lead Manager Tenure:	Since 11/1/93
Ticker Symbol:	SNIXX
Sit Fund Number:	5
CUSIP Number:	82979F-10-1
Minimum Investment Amount:	$5,000
Minimum IRA Investment Amount:	$2,000

Fund Facts

- The Fund seeks maximum current income to the extent consistent with preserving capital and maintaining liquidity.
- Lead portfolio manager has been at the helm of this Fund since inception over 12 years ago.

Risk-Reward Spectrum


LOWER RISK
LOWER RETURN
HIGHER RISK
HIGHER RETURN

Fund Management

Michael C. Brilley

- 39 Years of industry experience.

Mark H. Book, CFA, CMA

- 20 Years of industry experience.

Click for Full Biographies

Daily Prices
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Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Money Market Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.



February 14, 2007

Money Market Fund

Ticker: SNIXX

Fund Type: Money Market

Yields
as of December 31, 2006

	7-Day Current Annualized Yield[1]	7-Day Effective Annual Yield[1]
Sit Money Market Fund	**4.87%**	**4.99%**

Average Annual Returns
as of December 31, 2006

	Three Month*	One Year	Three Year	Five Year	Ten Year	Since Inception**
Sit Money Market Fund	**1.21%**	**4.59%**	**2.73%**	**2.02%**	**3.48%**	**3.78%**
3-Month Treasury Bill	1.29	5.00	3.21	2.46	3.71	4.03

*Not Annualized; **Inception Date of 11/1/93


6%
5%
4%
3%
2%
1%
0%
Sit Money Market Fund
3-Month Treasury Bill
Three Month
One Year
Three Year
Five Year
Ten Year
Since Inception

Total Return by Calendar Year
as of December 31, 2006

	1993	1994	1995	1996	1997	1998	1999
Sit Money Market Fund	**0.46%**	**3.84%**	**5.58%**	**5.08%**	**5.22%**	**5.17%**	**4.79%**
3-Month Treasury Bill	0.53	4.47	5.82	5.27	5.32	5.01	4.88
	2000	**2001**	**2002**	**2003**	**2004**	**2005**	**2006**
Sit Money Market Fund	**6.03%**	**3.67%**	**1.25%**	**0.65%**	**0.88%**	**2.77%**	**4.59%**
3-Month Treasury Bill	6.16	3.50	1.67	1.03	1.41	3.26	5.00


8%
6%
4%
2%
0%
Sit Money Market Fund
3-Month Treasury Bill
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006

Growth of $10,000
as of December 31, 2006


$17,000
$16,000
$15,000
$14,000
$13,000
$12,000
$11,000
$10,000
Sit Money Market Fund
3-Month U.S. Treasury Bill
11/1/1993
12/31/2006

The sum of $10,000 invested at inception (11/1/93) and held until 12/31/06 would have grown to $16,300 in the Fund or $16,830 in the 3-Month U.S. Treasury Bill assuming reinvestment of all dividends and capital gains.

Notes

Performance listed above is current to the most recent quarter-end. Performance data current to the most recent month-end can be found on the Performance Summary page.

Performance figures are historical and do not guarantee future results. Investment returns and principal value will vary, and you may have gain or loss when you sell shares. Average annual total returns include changes in share price as well as reinvestment of all dividends and capital gains. Current performance may be lower or higher than the performance data quoted.

For more complete information about the Fund, call for a free prospectus at 800-332-5580 or download a prospectus from this site. The prospectus contains information about the investment objectives, risks, and charges and expenses. Please read it carefully before investing or sending money.

Sit Money Market Fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Fund.

(1) The Yield quotation more closely reflects the current earnings of the Money Market Fund than the total return quotation which refers to a specific past holding period.

Money Market Fund

Ticker: SNIXX

Fund Type: Money Market



February 14, 2007

Quality Ratings

(% of Total Net Assets)
as of September 30, 2006


First Tier Securities
100.0%

Lower of Moody's, S&P, Fitch or Duff & Phelps ratings used.

Complete List of Holdings

Holdings as of September 30, 2006.

The Sit Mutual Funds
- Large Cap Growth Fund
- Mid Cap Growth Fund
- Small Cap Growth Fund
- Science and Technology Growth Fund
- International Growth Fund
- Developing Markets Growth Fund
- Dividend Growth Fund
- Balanced Fund
- U.S. Government Securities Fund
- Tax-Free Income Fund
- Minnesota Tax-Free Income Fund
- Florida Tax-Free Income Fund
- Money Market Fund

Limited Distribution Funds
- High Income Municipal Fund

Investment Professionals
Service Professionals
Performance
Prices

Search

Go

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